Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Glohab, Inc.

We hereby consent to the incorporation on Form S-1 of Glohab Inc. (the “Company”) of our report dated December 30, 2020, with respect to the financial statements of the Company for the year ended December 31, 2019 and December 31, 2018 and the related notes to the financial statements.

/s/ AJSH & Co LLP

Delhi, India

February 2, 2021